Exhibit 99.1

Citizens Financial Corp has amended its first quarter 2007 earnings from $529,000 to $453,000. Subsequent to March 31, Citizens received a real estate appraisal on a foreclosed property indicating that the net realizable value of the property was less than the current book value. Therefore, Citizens has reduced its carrying value and reported that adjustment in first quarter earnings.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.